Performance Sports Group Reports Record Fiscal Fourth Quarter and Full Year 2015 Results

EXETER, NH - August 26, 2015 - Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, reported financial results for its fiscal fourth quarter and full year ended May 31, 2015. All figures below are in U.S. dollars and assume no change in currency rates from the prior year unless specifically noted. In addition, all figures are in U.S. GAAP in light of the Company’s transition from IFRS to U.S. GAAP. Certain metrics referred to below, including those expressed on an adjusted and/or on a currency neutral basis, are non-GAAP financial measures - see “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” below.

Fiscal Q4 2015 Financial Highlights vs. Year-Ago Quarter

•	Revenues up 38% to a record $156.1 million (up 31% on a reported basis)

•	Hockey revenues up 17% to a record $98.4 million (up 7% on a reported basis)

•	Adjusted Gross Profit up 31% to $57.3 million (up 8% on a reported basis)

•	Adjusted EBITDA up 34% to $28.7 million (down 7% on a reported basis)

•	Adjusted Net Income up 46% to $15.0 million or $0.32 per share from $10.3 million or $0.27 per share (down 14% on a reported basis to $8.8 million)

Fiscal 2015 Financial Highlights vs. Fiscal 2014

•	Revenues up 51% to a record $675.2 million (up 47% on a reported basis)

•	Hockey revenues up 13% to a record $437.6 million (up 8% on a reported basis)

•	Adjusted Gross Profit up 53% to $251.8 million (up 39% on a reported basis)

•	Adjusted EBITDA up 69% to $116.4 million (up 43% on a reported basis)

•	Adjusted Net Income up 65% to $61.4 million or $1.32 per share from $37.3 million or $1.00 per share (up 27% on a reported basis to $47.5 million)

Management Commentary
“Our fourth quarter and full year revenue results were record-setting and contributed to market share gains in all of the sports we serve,” said Kevin Davis, CEO of Performance Sports Group. “In fact, currency neutral hockey revenues grew 13% for the year, improving our estimated global equipment market share from 54% to 56%. Our Maverik Lacrosse revenues grew 28% in fiscal 2015, improving our estimated total equipment market share from 26% to 28%. Our baseball business, led by EASTON, had a record-setting year driven by solid demand for the MAKO family of products.

“These results reinforce that the fundamental building blocks of our shareholder value are continuing to perform quite strongly. Our Company continues to outpace the growth of the markets in which we participate by growing market share and profitability. We also continue to leverage our performance sports platform, which is driving cost efficiencies and, on a currency neutral basis, profit growth rates that exceed our revenue growth. We remain very well positioned to continue our momentum into fiscal 2016 and beyond.

“The strengthening U.S. dollar continues to impact the reported results of companies with meaningful business outside the U.S. For our Company, the impact is experienced most particularly in our hockey business, which represents nearly all of our revenues generated outside of the U.S. At today’s foreign exchange rates, we currently expect Adjusted Net Income in fiscal 2016 to fall in a range between $0.70 to $0.73 per share, primarily due to the impact of foreign exchange on our reported results in the first quarter. Absent the year-over-year impact of foreign exchange, we currently expect our Adjusted Net Income per share for fiscal 2016 to be roughly flat compared to the $1.02 per share reported in fiscal 2015.

“In recognition of today's severely volatile foreign currency market and given the continued U.S. dollar strength since our July 7th pre-earnings release, we are also providing incremental detail regarding our expectations for the first quarter of fiscal 2016, where at today’s foreign exchange rates, we currently expect Adjusted Net Income to fall in a range between $0.10 and $0.12 per share. Absent the year-over-year impact of foreign exchange, we currently expect Adjusted Net Income per share for the first quarter of fiscal 2016 to decrease by approximately 45% as a result of new hockey products launching earlier in the season (Q4 of fiscal 2015) compared to last year and the launch of only one bat family for EASTON compared to last year’s launch of both the MAKO and MAKO TORQ families. These disclosures are being provided as an exception to our policy of not providing earnings guidance and we currently do not expect to provide further earnings guidance for other quarters in fiscal 2016 or beyond.”

The statements above constitute forward-looking information within the meaning of applicable securities laws. See “Caution Regarding Forward-Looking Statements”.

Fiscal Q4 2015 Financial Results
Revenues in the fiscal fourth quarter of 2015 increased 38% to a record $156.1 million compared to $112.9 million in the same year-ago quarter. Including the impact of foreign currency, revenues were a record $147.6 million, up 31%. The increase in reported revenues was primarily due to the addition of revenues generated by EASTON and solid growth in ice hockey equipment, partially offset by an unfavorable impact from foreign exchange. Excluding the results of EASTON, as well as the impact from foreign exchange, revenues grew organically by 14%.

Adjusted Gross Profit in the fourth quarter increased 31% to $57.3 million compared to $43.8 million in the year-ago quarter. Including the impact of foreign currency, Adjusted Gross Profit was $47.5 million, up 8%. As a percentage of revenues, Adjusted Gross Profit decreased 210 basis points to 36.7% compared to 38.8% in the year-ago quarter. Including the impact of foreign currency, Adjusted Gross Profit margin was 32.2%, down 660 basis points. The decrease in reported Adjusted Gross Profit margin was primarily driven by the impact from foreign exchange and lower margins in Baseball/Softball due in part to higher freight and distribution costs as a result of the west coast port strike.

SG&A expenses in the fourth quarter increased 17% to $32.2 million compared to $27.5 million in the year-ago quarter, primarily due to the addition of EASTON and higher sales and marketing costs. Including the impact of foreign currency, SG&A expenses increased 13% to $30.9 million. As a percentage of revenues and excluding acquisition-related charges, share-based payment expenses, costs related to a lacrosse helmet decertification and the impact of the BRG Sports intellectual property litigation settlement, reported SG&A expenses decreased 590 basis points to 17.0% compared to 22.9% in the year-ago quarter.

R&D expenses in the fourth quarter increased 22% to $6.6 million compared to $5.4 million in the year-ago quarter due to the continued focus on product development and the addition of EASTON. Including the impact of foreign currency, R&D expenses increased 16% to $6.3 million. As a percentage of revenues, reported R&D expenses decreased 50 basis points to 4.3% compared to 4.8% in the year-ago quarter.

Adjusted EBITDA increased 34% to $28.7 million compared to $21.4 million in the year-ago quarter. Including the impact of foreign currency, Adjusted EBITDA was $19.8 million, down 7%.

Adjusted Net Income in the fourth quarter increased 46% to $15.0 million or $0.32 per diluted share, compared to $10.3 million or $0.27 per diluted share in the year-ago quarter. Excluding the $0.09 per diluted share gain from the BRG Sports intellectual property litigation settlement in the fourth quarter of fiscal 2014, Adjusted Net Income increased 114%, while Adjusted EPS increased 78%, demonstrating the continued power of the PSG brands and strong performance of the Company’s operations teams. The impact of foreign exchange reduced Adjusted Net Income by approximately $0.13 per diluted share compared to the fourth quarter last year, resulting in reported Adjusted Net Income of $8.8 million or $0.19 per diluted share.

On May 31, 2015, reported working capital was $332.4 million compared to $324.8 million on May 31, 2014. Total debt was reduced by 21% to $410.8 million at May 31, 2015 compared to $522.8 million at May 31, 2014. The decrease reflects the approximate $119.5 million reduction of the Company’s term loan facility in June 2014. Performance Sport Group’s leverage ratio, as defined in the Company’s credit agreements, stood at 4.29x as of May 31, 2015 compared to 4.78x one year ago. Excluding the impact of foreign exchange on the Company's fiscal 2015 EBITDA, the leverage ratio was 3.62.

Full Year Fiscal 2015 Financial Results
Revenues in fiscal 2015 increased 51% to a record $675.2 million compared to $446.2 million in fiscal 2014. Including the impact of foreign currency, revenues were a record $654.7 million, up 47%. Excluding the results of EASTON, as well as the impact from foreign exchange, revenues grew organically by 12%.

Adjusted Gross Profit in fiscal 2015 increased 53% to $251.8 million compared to $164.7 million in fiscal 2014. Including the impact of foreign currency, Adjusted Gross Profit was $229.4 million, up 39%. As a percentage of revenues, Adjusted Gross Profit increased 40 basis points to 37.3% compared to 36.9% last year. Including the impact of foreign currency, Adjusted Gross Profit margin was 35.0%, down 190 basis points.

SG&A expenses increased 37% to $143.4 million compared to $104.6 million in fiscal 2014. Including the impact of foreign currency, SG&A expenses increased 34% to $140.0 million. As a percentage of revenues and excluding acquisition-related charges, share-based payment expenses and costs related to the lacrosse helmet decertification, reported SG&A expenses decreased 130 basis points to 18.5% compared to 19.8% in fiscal 2014.

R&D expenses increased 30% to $25.6 million compared to $19.8 million in fiscal 2014. Including the impact of foreign currency, R&D expenses increased 26% to $24.8 million. As a percentage of revenues, reported R&D expenses decreased 60 basis points to 3.8% compared to 4.4% in fiscal 2014.

Adjusted EBITDA in fiscal 2015 increased 69% to $116.4 million compared to $68.9 million in the year-ago period. Including the impact of foreign currency, Adjusted EBITDA was $98.3 million, up 43%.

Adjusted Net Income in fiscal 2015 increased 65% to $61.4 million or $1.32 per diluted share, compared to $37.3 million or $1.00 per diluted share in fiscal 2014. Excluding the litigation settlement referred to above, Adjusted Net Income increased 80% while adjusted EPS increased 45%. The impact of foreign exchange reduced Adjusted Net Income by approximately $0.30 per diluted share compared to fiscal 2014, resulting in reported Adjusted Net Income of $47.5 million or $1.02 per diluted share.

Segment Review
Hockey revenues in the fourth quarter increased 17% (up 7% on a reported basis) to $98.4 million compared to the year-ago quarter, driven by the new VAPOR 1X skate, the new RE-AKT 100 helmet and strong under-protective sales due to the SUPREME launch and back-to-hockey 2015 orders. Hockey revenues in fiscal 2015 increased 13% (up 8% on a reported basis) to $437.6 million compared to fiscal 2014, driven by growth in all equipment categories and strong growth in apparel.

Hockey EBITDA in the fourth quarter increased 75% (up 18% on a reported basis) to $27.6 million compared to the year-ago quarter. Hockey EBITDA in fiscal 2015 increased 27% (virtually unchanged on a reported basis) to $85.1 million compared to fiscal 2014.

Baseball/Softball revenues in the fourth quarter increased substantially to $46.2 million from $17.8 million in the year-ago quarter due to the addition of EASTON. Baseball/Softball revenues in fiscal 2015 increased significantly to $200.1 million compared to $24.5 million in fiscal 2014.

Baseball/Softball EBITDA in the fourth quarter was $1.7 million, an increase of $0.3 million compared to the year ago quarter. Baseball/Softball EBITDA in fiscal 2015 increased significantly to $35.7 million compared to $0.5 million in fiscal 2014.

Revenues in the Other Sports segment, which comprises lacrosse and soccer, increased 7% in the fourth quarter to $11.5 million. This was driven by a 9% increase in lacrosse, including growth in every equipment category of the MAVERIK brand, as well as growth from the CASCADE brand. Revenues in the Other Sports segment in fiscal 2015 increased 6% to $37.5 million compared to $35.5 million in fiscal 2014.

Other Sports EBITDA in the fourth quarter increased 26% to $1.4 million from $1.1 million in the year-ago period. Other Sports EBITDA in fiscal 2015 was $3.5 million compared to $3.4 million in fiscal 2014.

Conference Call
Performance Sports Group will hold a conference call tomorrow, August 27, 2015 at 10:00 a.m. Eastern time to discuss its fiscal 2015 fourth quarter and full year results.

The Company’s CEO Kevin Davis and President of PSG Brands and CFO Amir Rosenthal will host the conference call, followed by a question and answer period.

Date: Thursday, August 27, 2015
Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)
Toll-free dial-in number: 1-888-481-2877
International dial-in number: 1-719-457-2697
Conference ID: 2239579

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=115894 and via the investors section of the Company’s website at www.PerformanceSportsGroup.com.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through September 10, 2015.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 2239579

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Non-GAAP Financial Measures
Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss and constant currency are non-GAAP financial measures. These non-GAAP financial measures are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. When used, these measures are defined in such terms as to allow the reconciliation to the closest GAAP measure. These measures are provided as additional information to complement those GAAP measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under GAAP. The Company uses non-GAAP financial measures, such as Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss and constant currency metrics, to provide investors with a supplemental measure of its operating performance and thus highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company also believes that securities analysts, investors and other interested parties frequently use non-GAAP financial measures in the evaluation of issuers. The Company also uses non-GAAP financial measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets, and to assess its ability to meet future debt service, capital expenditure, and working capital requirements.

Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss and constant currency metrics are non-GAAP financial measures. Adjusted Gross Profit is defined as gross profit plus the following expenses which are part of cost of goods sold: (i) amortization and depreciation of intangible assets, (ii) non-cash charges to cost of goods sold resulting from fair market value adjustments to inventory as a result of business acquisitions, (iii) reserves established to dispose of obsolete inventory acquired from acquisitions and (iv) other one-time or non-cash items. Adjusted EBITDA is defined as EBITDA (net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the credit facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains/losses on derivative instruments, and realized and unrealized gains/losses related to foreign exchange revaluation) before restructuring and other one-time or non-cash charges associated with acquisitions, other one-time or non-cash items, pre-Canadian initial public offering sponsor fees, costs related to share offerings, as well as share-based payment expenses. Adjusted EPS is defined as Adjusted Net Income/Loss divided by the weighted average diluted shares outstanding. Adjusted Net Income/Loss is defined as net income adjusted for all unrealized gains/losses related to derivative instruments and unrealized gains/losses related to foreign exchange revaluation, non-cash or incremental charges associated with acquisitions, amortization of acquisition-related intangible assets for acquisitions since the Company’s initial public offering in Canada, costs related to share offerings, share-based compensation expense and other non-cash or one-time items.

All references to “constant currency,” a non-GAAP financial measure, reflect the impact of translating the current period results at the monthly foreign exchange rates of the prior year period, the effect of changes in the value of the Canadian dollar against the U.S. dollar on our cost of goods purchased for sale outside of the United States, including the related realized gains/losses on derivatives and the realized gains/losses generated from revaluing non-functional currency assets and liabilities. The reported foreign exchange impact does not include the impact of fluctuations in Asian currencies against the U.S. dollar and their related effect on our Asian-sourced finished goods. For more information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting our Performance - Impact of Foreign Exchange and Hedging Practices” in the Company’s annual report on Form 10-K.

A reconciliation of these non-GAAP financial measures to the relevant GAAP measure can be found in the tables at the end of this press release and in the Company's annual report on Form 10-K under “Non-GAAP Financial Measures.”

Caution Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things, earnings guidance in respect of Adjusted Net Income for the first quarter of fiscal 2016 and for full year fiscal 2016 (including on a constant currency basis); the expected continuation of strong currency headwinds and the significant impact such currency headwinds are expected to have on the Company’s business, particularly on the Company’s hockey business; the impact of such currency headwinds being more pronounced in the first quarter of fiscal 2016; and the ability of the Company to continue its momentum into 2016 and beyond while generating strong results despite the volatile currency headwinds. Forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. The words "may," "will," "would," "should," "could," "expects," "plans," "intends," "trends," "indications," "anticipates," "believes," "estimates," "predicts," "likely" or "potential" or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Implicit in forward-looking statements in respect of Adjusted Net Income for the first quarter of fiscal 2016 and in fiscal 2016, including on a constant currency basis, are assumptions regarding the Company achieving its currently expected levels of booking orders, repeat orders and team orders for each sport for the remainder of the fiscal year, realizing the expected fiscal 2016 savings from the profitability improvement initiative, maintaining a tax rate at or near recent historical levels, and currency rates remaining at or near current levels. Specifically we have assumed that the Canadian dollar remains at or below 1.30 per U.S. dollar, the Euro remains at or below 0.90 per U.S. dollar and the Swedish krona remains at or below 8.50 per U.S. dollar. These assumptions, although considered reasonable by the Company at the time of preparation, may prove to be incorrect. Readers are cautioned that actual future operating results and economic performance of the Company, including with respect to our anticipated Adjusted Net Income in the first quarter of fiscal 2016 and in fiscal 2016, are subject to a number of risks and uncertainties, including, among other things described below, general economic, market and business conditions, changes in foreign currency rates, inability to translate booking orders into realized sales, inability to introduce new and innovative products, inability to generate demand for our products, and inability to achieve profitability improvements from the Company’s supply chain initiatives, and could differ materially from what is currently expected as set out above.

Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: inability to maintain and enhance brands, inability to introduce new and innovative products, intense competition in the sporting equipment and apparel industries, inability to own, enforce, defend and protect intellectual property rights worldwide, costs associated with potential lawsuits to enforce, defend or protect intellectual property rights, inability to protect our known brands and rights to use such brands, infringement of intellectual property rights of others, inability to translate booking orders into realized sales, including risks associated with changes in the mix or timing of orders placed by customers, seasonal fluctuations in our operating results and the trading price of our Common Shares, decrease in popularity of ice hockey, baseball and softball, roller hockey or lacrosse, reduced popularity of the National Hockey League, Major League Baseball or other professional or amateur leagues in sports in which our products are used, adverse publicity of athletes who use our products or the sports in which our products are used, inability to ensure third-party suppliers will meet quality and regulatory standards, reliance on third-party suppliers and manufacturers, disruption of distribution systems, loss of significant customers or suppliers, loss of key customers’ business due to customer consolidation, change in the sales mix towards larger customers, cost of raw materials, shipping costs and other cost pressures, risks associated with doing business abroad, inability to expand into international market segments, inability to accurately forecast demand for products, inventory shrinkage, excess inventory due to inaccurate demand forecasts, product liability, warranty and recall claims, inability to successfully design products that satisfy testing protocols and standards established by testing and athletic governing bodies, inability to successfully open and operate Own The Moment Hockey Experience retail stores, inability to successfully implement our strategic initiatives on anticipated timelines, including our profitability improvement initiative, risks associated with our third-party suppliers and manufacturers failing to manufacture products that comply with all applicable laws and regulations, inability to source merchandise profitably in the event new trade restrictions are imposed or existing trade restrictions become more burdensome, departure of senior executives or other key personnel with specialized market knowledge and technical skills, litigation, including certain class action lawsuits, employment or union-related disputes, disruption of information technology systems, including damages from computer viruses, unauthorized access, cyberattack and other security vulnerabilities, potential environmental liabilities, restrictive covenants in our credit facilities, increasing levels of indebtedness, inability to generate sufficient cash to fund operations or service the Company’s indebtedness failure to make, integrate, and maintain new acquisitions, inability to realize growth opportunities or cost synergies that are anticipated to result from new acquisitions such as Easton Baseball/Softball, undisclosed liabilities acquired pursuant to recent acquisitions, volatility in the market price for Common Shares, possibility that we will need additional capital in the future, incurrence of additional expenses as a result of the loss of our foreign private issuer status, assertion that the acquisition of the Bauer Hockey Business at the time of the Canadian IPO was an inversion transaction, our current intention not to pay cash dividends, dependence on the performance of subsidiaries given the our status as a holding company, potential inability of investors to enforce judgments against the Company and its directors, fluctuations in the value of certain foreign currencies, including the Canadian dollar, in relation to the U.S. dollar, and other world currencies, general adverse economic and market conditions, changes government regulations, including tax laws and unanticipated tax liabilities and natural disasters and geo-political events, as well as the factors identified in the "Risk Factors" section of the Company’s annual report on Form 10-K, which is available on EDGAR at www.sec.gov and SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	May 31,	May 31,
	2015	2014
ASSETS
Cash	$2,932	$6,871
Trade and other receivables, net of allowance for doubtful accounts of $2,038 in 2015 and $1,500 in 2014	199,375	207,584
Inventories, net	174,546	159,292
Income taxes receivable	7,393	5,580
Deferred income taxes	15,465	9,968
Prepaid expenses and other current assets	4,985	9,255
Total current assets	404,696	398,550

Property, plant and equipment, net	47,051	25,322
Goodwill	102,755	102,842
Intangible assets, net	276,754	296,138
Deferred income taxes	8,150	5,322
Other non-current assets	5,511	475
TOTAL ASSETS	$844,917	$828,649

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$90,550	$91,435
Accounts payable	41,518	42,117
Accrued liabilities	45,507	44,908
Income taxes payable	249	3,298
Current portion of retirement benefit obligations	320	358
Current portion of financing and capital lease obligations	179	218
Total current liabilities	178,323	182,334

Long-term debt	320,271	431,399
Retirement benefit obligation	5,057	5,506
Financing and capital lease obligations	14,406	3,695
Deferred income taxes	14,741	12,983
Other non-current liabilities	358	798
TOTAL LIABILITIES	533,156	636,715

Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, no par value; unlimited shares authorized; 45,552,180, and 35,770,160 shares issued and outstanding at May 31, 2015 and 2014, respectively	273,332	146,799
Additional paid-in capital	5,385	7,094
Retained earnings	56,022	52,740
Accumulated other comprehensive loss	(22,978)	(14,699)
TOTAL STOCKHOLDERS' EQUITY	311,761	191,934
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$844,917	$828,649

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Year ended May 31,
	2015	2014	2013
Revenues	$654,691	$446,179	$399,593
Cost of goods sold	448,304	291,843	252,419
Gross profit	206,387	154,336	147,174
Selling, general and administrative expenses	140,004	104,563	90,491
Research and development expenses	24,800	19,762	16,810
Operating income	41,583	30,011	39,873
Interest expense, net	19,838	9,689	8,695
Realized gain on derivatives	(6,858)	(6,069)	(300)
Unrealized (gain) loss on derivatives	2,213	2,023	(942)
Loss on extinguishment of debt	—	2,589	320
Foreign exchange (gain) loss	19,580	(4,829)	(542)
Gain on bargain purchase	—	—	(1,190)
Other expenses (income)	158	340	(33)
Income before income taxes	6,652	26,268	33,865
Income tax expense	3,370	6,281	8,641
Net income	$3,282	$19,987	$25,224

Earnings per share:
Basic	$0.07	$0.56	$0.74
Diluted	$0.07	$0.53	$0.69
Weighted-average shares outstanding:
Basic	44,028,076	35,476,607	34,107,334
Diluted	46,354,657	37,475,278	36,428,019

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2015	2014	2015	2014	2013
Gross profit	$44.3	$37.8	$206.4	$154.3	$147.2
Amortization & depreciation of intangible assets	3.3	2.2	13.6	4.8	3.6
Inventory step-up/step-down & reserves	(0.1)	3.6	7.0	4.6	1.7
Other	—	0.2	2.4	1.0	0.5
Adjusted Gross Profit	$47.5	$43.8	$229.4	$164.7	$153.0

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2015	2014	2015	2014	2013
Net income (loss)	$4.0	$(0.5)	$3.3	$20.0	$25.2
Income tax expense (benefit)	(0.3)	(0.5)	3.4	6.3	8.6
Depreciation & amortization	5.5	4.0	21.3	11.1	8.3
Loss on extinguishment of debt	—	2.6	—	2.6	0.3
Gain on bargain purchase	—	—	—	—	(1.2)
Loss on disposal of fixed assets	—	0.2	—	0.2	—
Interest expense, net	4.3	3.5	17.3	8.1	7.3
Deferred financing fees	0.6	0.5	2.5	1.6	1.5
Unrealized (gain)/loss on derivative instruments, net	1.2	3.5	2.2	2.0	(0.9)
Foreign exchange (gain)/loss	(0.8)	(2.1)	19.6	(4.8)	(0.5)
EBITDA	$14.5	$11.2	$69.6	$47.1	$48.6

Acquisition Related Charges:
Inventory step-up/step-down & reserves	(0.1)	3.6	7.0	4.6	1.7
Rebranding/integration costs	4.1	2.1	8.7	3.7	3.2
Acquisition costs	(0.1)	2.4	2.3	7.3	2.6
Subtotal	$3.9	$8.1	$18.0	$15.6	$7.5

Costs related to share offerings	—	0.1	0.1	0.5	0.8
Share-based payment expense	1.3	1.8	7.1	4.7	4.2
Other	0.1	0.2	3.5	1.0	1.7
Adjusted EBITDA	$19.8	$21.4	$98.3	$68.9	$62.8

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND TO ADJUSTED EPS (UNAUDITED)
(Expressed in millions of U.S. dollars, except share and per share amounts)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2015	2014	2015	2014	2013
Net income (loss)	$4.0	$(0.5)	$3.3	$20.0	$25.2
Foreign exchange loss / (gain)	0.2	1.8	20.4	(1.5)	(1.1)
Costs related to share offerings	—	0.1	0.1	0.5	0.8
Acquisition-related charges	7.0	10.0	30.5	19.2	9.5
Share-based payment expense	1.3	1.8	7.1	4.7	4.2
Other	0.2	3.0	3.5	3.9	0.8
Tax impact on above items	(3.9)	(5.9)	(17.4)	(9.5)	(3.6)
Adjusted Net Income (Loss)	$8.8	$10.3	$47.5	$37.3	$35.8
Average diluted shares outstanding	47,402,395	37,871,858	46,354,657	37,475,278	36,428,019
Adjusted EPS	$0.19	$0.27	$1.02	$1.00	$0.98

PERFORMANCE SPORTS GROUP LTD.
CHANGE IN THE REPORTED U.S. DOLLARS VERSUS CONSTANT CURRENCY U.S. DOLLARS (UNAUDITED)
(Expressed in millions of U.S. dollars, except per share amounts)

	Three Months Ended
	May 31, 2015
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$147.6	$156.1	$(8.5)	(5.4)%
Gross Profit	$44.3	$54.0	$(9.7)	(18.0)%
Selling, general & administrative	$30.9	$32.2	$(1.3)	(4.0)%
Research & development	$6.3	$6.6	$(0.3)	(4.5)%
Adjusted Gross Profit	$47.5	$57.3	$(9.8)	(17.1)%
Adjusted EBITDA	$19.8	$28.7	$(8.9)	(31.0)%
Adjusted Net Income	$8.8	$15.0	$(6.2)	(41.3)%
Adjusted EPS	$0.19	$0.32	$(0.13)	(40.6)%

	Twelve Months Ended
	May 31, 2015
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$654.7	$675.2	$(20.5)	(3.0)%
Gross Profit	$206.4	$228.6	$(22.2)	(9.7)%
Selling, general & administrative	$140.0	$143.4	$(3.4)	(2.4)%
Research & development	$24.8	$25.6	$(0.8)	(3.1)%
Adjusted Gross Profit	$229.4	$251.8	$(22.4)	(8.9)%
Adjusted EBITDA	$98.3	$116.4	$(18.1)	(15.5)%
Adjusted Net Income	$47.5	$61.4	$(13.9)	(22.6)%
Adjusted EPS	$1.02	$1.32	$(0.30)	(22.7)%

PERFORMANCE SPORTS GROUP LTD.
SEGMENT RESULTS (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Twelve Months Ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014	May 31, 2013

Revenues:
Hockey	$90.7	$84.4	$418.4	$386.2	$370.9
Baseball/Softball	45.8	17.8	199.3	24.5	0.1
Other Sports	11.1	10.7	36.9	35.5	28.6

Total Revenues	$147.6	$112.9	$654.7	$446.2	$399.6

Reconciliation of Segment EBITDA to Income Before Income Taxes
Hockey	$18.6	$15.8	$66.6	$67.2	66.1
Baseball/Softball	1.8	1.4	35.9	0.5	(0.6)
Other Sports	1.3	1.1	3.5	3.4	2.5

Total Segment EBITDA	$21.7	$18.3	$106.0	$71.1	$68.0

Corporate expenses	(1.9)	3.1	(7.6)	(2.4)	(5.3)
Acquisition related expenses	(3.8)	(8.3)	(18.0)	(15.6)	(7.5)
Depreciation and amortization	(5.5)	(3.9)	(21.3)	(11.1)	(8.4)
Interest expense, net	(4.9)	(4.1)	(19.8)	(9.7)	(8.7)
Currency related gains (losses)	(0.5)	(1.4)	(21.8)	2.8	1.5
Other	(1.5)	(4.7)	(10.8)	(8.8)	(5.7)

Income before income taxes	$3.6	$(1.0)	$6.7	$26.3	$33.9

Company Contact:
Amir Rosenthal
President of PSG Brands and CFO
Tel 1-603-610-5802
investors@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com